UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2010

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	001-33609	30-0520478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4520 East-West Highway, Suite 300 Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On May 20, 2010, the independent members of the Board of Directors (“the Board”) approved under certain conditions including fair compensation for the Company a waiver of the Code of Conduct of the Company (the “Code of Conduct”) to permit the initiation of negotiations by the Company’s COO, James J. Egan, on behalf of certain related persons for the purpose of reaching agreements with third parties on a range of potential commercial transactions the specific value of which is unknown at the present time.  Prior to the execution of any agreements, the independent members of the Board will review the satisfaction of the conditions above.  Mr. Egan derives no direct financial benefit from the negotiations.  On May 19, 2010, the Audit Committee of the Board pre-approved such waiver and recommended that the Board approve such waiver.

Under the provisions of the Code of Conduct, it is a conflict of interest for an employee, officer or director of the Company to use his position with the Company to influence a transaction with a supplier in which such person has any personal interest other than a financial interest of less than 1% of the outstanding shares of a publicly-traded company. R-Tech Ueno, Ltd. (“R-Tech”), one of the related parties, is a current supplier of Amitiza to Takeda Pharmaceutical Company Ltd. (“Takeda”) under the commercialization agreement with the Company, R-Tech and Takeda. R-Tech is a publicly-traded company and Takeda has no involvement in any of the proposed negotiations.  Further, the Code of Conduct provides that a conflict of interest may arise if the employee, officer or director engages in any activity at the expense of the Company’s interest. Last, the Code of Conduct requires employees, officers and directors to maintain the confidentiality of confidential information entrusted to them by the Company except when disclosure is authorized by a supervisor.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.

Date:	May 26, 2010	By:	/s/ THOMAS J. KNAPP
			Name:	Thomas J. Knapp
			Title:	SVP, General Counsel & Corporate Secretary